Exhibit 4.12

DESCRIPTION OF THE REGISTRANT’S CAPITAL STOCK

The following is a brief description of the securities of Barrett Business Services, Inc. (the “company,” “we,” “us” and “our”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of December 31, 2019, and March 3, 2020, our common stock is the only class of our securities registered under Section 12 of the Exchange Act.  This description of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law (the "MGCL"), and the full text of our charter and bylaws.

Common Stock

Our charter provides that we may issue up to 20,500,000 shares of common stock, par value $0.01 per share. Under Maryland law, stockholders generally are not personally liable for corporate debts or obligations solely as a result of their status as stockholders. Our common stock is listed on the Global Select Market of The Nasdaq Stock Market under the symbol "BBSI."

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all debts and liabilities of our company.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power.  There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock are entitled to elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any of our securities.  In addition, under the MGCL, our stockholders generally have no appraisal rights.  Shares of our common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, or engage in a statutory share exchange unless such action is advised by its board of directors and approved by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  Our charter provides that the foregoing items may be approved by a majority of all the votes entitled to be cast on the matter.

Preferred Stock

Our charter provides that we may issue up to 500,000 shares of preferred stock, par value $0.01 per share.  As of December 31, 2019, and March 3, 2020, we have no outstanding shares of preferred stock.

Our charter authorizes our board of directors, without any vote or action of our stockholders, to classify, and reclassify from time to time, any unissued shares of preferred stock into other classes or series of stock.  Prior to issuance of shares of each class or series, our board of directors is required by the MGCL to establish the number of shares in each class or series and to set the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series.  The issuance of shares of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock.  Our board of directors could establish a series of preferred stock that could, depending on the terms of the series, delay, defer, or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of the holders thereof.  The specific terms of a particular class or series of preferred stock will be described in a prospectus, prospectus supplement or other offering materials relating to the sale or issuance of shares of that class or series.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following summary of certain provisions of the MGCL and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws.

Board of Directors; Election of Directors; Quorum

Our charter provides that the number of directors shall be set pursuant to our bylaws.  Our bylaws provide that a majority of our entire board shall fix the number of directors; provided that the number of directors may not be decreased to fewer than three, nor increased to more than nine; and provided further that, if there are fewer than three stockholders, the number of directors may be fixed at fewer than three but not fewer than the number of stockholders.  Any and all vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if fewer than a quorum, except that a vacancy resulting from an increase in the size of the board of directors must be filled by a majority vote of the entire board of directors, and any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Under our bylaws, each of our directors will be elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide that in uncontested elections, a director will be elected by the affirmative vote of a majority of the total votes cast for and votes cast against each director nominee. In contested elections, directors will be elected by a plurality of the shares represented at the meeting and entitled to vote on the election of directors. An election will be considered to be contested if the number of nominees exceeds the number of directors to be elected.  Under our bylaws, if in an uncontested election an incumbent director does not receive the affirmative vote of a majority of the total votes cast for and votes cast against such director, the director is required to submit his or her resignation to the board of directors. In that event, pursuant to our bylaws, the Nominating and Governance Committee (the "Nominating Committee") of the board of directors would recommend to the board of directors whether to accept or reject the resignation. Under our bylaws, the board of directors would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date of receipt of the resignation.

Our bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a stockholders meeting constitutes a quorum.

Removal of Directors

Under the MGCL, a director may be removed, with or without cause, only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Business Combinations

We are subject to the business combination provisions of the MGCL. Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include, among other things, a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.

An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, the completion of any business combination between the Maryland corporation and an interested stockholder generally requires that the transaction be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares (1) held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or (2) held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions

We are subject to the provisions of the MGCL's control share acquisition statute. The control share acquisition statute provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares, except to the extent approved by at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, but excluding the acquiring person, officers of the corporation, and employees who are also directors of the corporation.  Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation.  A control share acquisition means the direct or indirect acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the holder of the shares acquired or proposed to be acquired.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of our company to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or, if a stockholders meeting is held to consider voting rights for the control shares, as of the date of the meeting.  If voting rights for the holder of the control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Amendment of our Charter and Bylaws

In general, our charter may be amended if an amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.  Our bylaws may be amended by our stockholders at any annual or special meeting of stockholders by the affirmative vote of a majority of all shares of any class of stock entitled to vote at such meeting.  Our bylaws may also be amended by our board of directors by the affirmative vote of a majority of the total number of directors then authorized, including vacancies, and subject to the power of the stockholders to change or repeal such bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to our board of directors and proposals of other business to be considered at any annual meeting of our stockholders (or in the case of election of directors, at a special meeting of stockholders held in lieu of an annual meeting) may be made (1) pursuant to our proxy materials with respect to such meeting, (2) by or at the direction of our board of directors, or (3) by any stockholder who was a stockholder at the time of notice required by our bylaws, is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business, and has complied with the advance notice requirements of, and provided the information and certifications required by, our bylaws.  The foregoing clause (3) is the exclusive means for a stockholder to make nominations or propose business (other than matters included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act) at an annual meeting of stockholders.

Special Meetings of Stockholders

Our president or board of directors may call special meetings of our stockholders.  Additionally, our bylaws provide that a special meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast not less than 25% of all the votes entitled to be cast on such matter at the meeting.  Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting, and the requesting stockholders must pay such estimated cost before our secretary is required to prepare and mail the notice of the special meeting.  A special meeting need not be called by our secretary to consider any matter which is substantially the same as a matter voted on at any special meeting of our stockholders held during the preceding 12 months unless requested by stockholders entitled to cast a majority of all votes entitled to be cast at the meeting.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in such charter or bylaws, to any or all of five provisions of Subtitle 8, which provide for:

•	a classified board;

•	a requirement that removal of a director be approved by the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

a requirement that a written request by stockholders for the calling of a special meeting of stockholders be submitted by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power, subject to the limitations described above, to fix the number of directors, by vote of a majority of the entire board of directors.  In the future, our board of directors may elect, without stockholder approval, to be subject to any of the other provisions of Subtitle 8.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action.  Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity.  Our charter also permits us to indemnify any employee or agent of the company.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors who is not also an employee. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.